UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 24, 2011
RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 24, 2011, RPM International Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale by the Company of $150 million aggregate principal amount of 6.125% Notes due 2019 (the “Notes”). The Notes are a further issuance of the $300 million aggregate principal amount of 6.125% Notes due 2019 initially issued by RPM on October 9, 2009.
     The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.
     The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement which is filed herewith as Exhibit 1.1 and is incorporated herein by reference. Certain of the Underwriters and their related entities have engaged and may engage in various financial advisory, commercial banking and investment banking transactions with the Company in the ordinary course of their business, for which they have received, or will receive, customary compensation and expense reimbursement.
Item 8.01 Other Events.
     Sale of Notes
     On May 24, 2011, the Company agreed to sell $150 million aggregate principal amount of its Notes pursuant to the Underwriting Agreement. The sale of the Notes closed on May 27, 2011. The offering was priced at 108.090% of the $150.0 million principal amount of Notes to be issued, together with accrued interest to, and excluding, the closing date. At that price, the Notes have a yield to maturity of 4.934%.
     The expected net proceeds will be approximately $162 million before deducting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes, including working capital and possible acquisitions of complementary businesses or other assets. The Company expects to apply a portion of the net proceeds to fund its increased minority interest in Kemrock Industries and Exports Ltd. (“Kemrock”), a fully integrated fiberglass reinforced plastic composites manufacturer located in India. The actual amount of proceeds used for this purpose depends on the results of a tender offer made to Kemrock shareholders. Although the Company has an approximately $40 million letter of credit supporting the maximum amount of its potential tender offer obligations, the Company expects that the actual amount of the proceeds that will be used for this purpose will be substantially less than that amount.
     The offering of the Notes was registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-173395) and the Prospectus included therein (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 14, 2008, and the Prospectus Supplement relating thereto dated May 24, 2011 and filed with the Commission on May 25, 2011 pursuant to Rule 424(b)(5) promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 24, 2011, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Underwriters.

4.1	Officers’ Certificate and Authentication Order dated May 27, 2011 for the 6.125% Notes due 2019 (which includes the form of Note) issued pursuant to the Indenture dated as of February 14, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A.

5.1	Opinion of Calfee, Halter & Griswold LLP

5.2	Opinion of Harter Secrest & Emery LLP

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc. (Registrant)
Date May 27, 2011
/s/ Edward W. Moore
Edward W. Moore
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 24, 2011, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Underwriters.

4.1	Officers’ Certificate and Authentication Order dated May 27, 2011 for the 6.125% Notes due 2019 (which includes the form of Note) issued pursuant to the Indenture dated as of February 14, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A.

5.1	Opinion of Calfee, Halter & Griswold LLP

5.2	Opinion of Harter Secrest & Emery LLP